EXHIBIT 2
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SECURITIES AND EXCHANGE COMMISSION

(Release No. 35-     )

Filings Under the Public Utility Holding Company Act of 1935
("Act")

_________ __, 1997

                  Notice is hereby given that the following filings(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendment(s) thereto is/are available for public inspection through the Commission's Office of Public Reference.
                  Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by __________ __, 1997, to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the addresses specified below. Proof of service (by affidavit, or, in case of any attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice of order issued in the matter. After said date, the application(s) and/or

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declaration(s), as filed or as amended, may be granted and/or permitted to become effective.
Southwestern Electric Power Company (File No. 70-____)
                  Southwestern Electric Power Company ("SWEPCO"), a Delaware Corporation, Public Service Company of Oklahoma ("PSO"), an Oklahoma corporation, and West Texas Utilities Company ("WTU" and, collectively with SWEPCO and WTU, the "Applicants"), a Texas corporation, each an electric utility subsidiary of Central and South West Corporation ("CSW"), a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"), have filed an application under sections 9(a) and 10 or the Act and Rule 23 thereunder requesting authority to lease to nonaffiliated third parties excess space in the Applicants' respective office buildings and other properties owned or leased by the Applicants but not presently used in the normal course of their operations.
                  The properties to be leased shall include the following types of properties: office space in buildings currently owned or leased by the Applicants; area or local offices, which typically consist of less than 10,000 square feet; service centers which include office and warehouse facilities and which typically consist of less than 20,000 square feet; district or division offices, which typically consist of less than 25,000 square feet; excess capacity in the Applicants' training facilities; miscellaneous facilities which are being held for future use or sale and which typically consist of less than 10,000 square feet; and other improved and unimproved land.

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                  For the Commission, by the Division of Investment Management,
pursuant to delegated authority.

                                          Jonathan G. Katz
                                          Secretary



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